Exhibit A
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of a statement on Schedule 13G and any amendments thereto with respect to the Common Shares, no par value of West Fraser Timber Co. Ltd. beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G.
Dated: January 13, 2022

/s/ James A. Pattison
Name: James A. Pattison

JIM PATTISON LTD.

By:	/s/ Nick Desmarais
Name: Nick Desmarais
Title: Director and Secretary